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                                                                    Exhibit 10.5


                            COVENANT NOT TO COMPETE
                                      AND
                              SEVERANCE AGREEMENT



        THIS COVENANT NOT TO COMPETE AND SEVERANCE AGREEMENT (this "Agreement"), dated this 19th day of July, 1996, is made and entered into by and between MEDIFAX, INC, a Missouri corporation (the "Company"), and EDWARD L. SAMEK, an individual resident of the State of Ohio (the "Executive").

                               W I T N E S S E T H
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        WHEREAS, the Company has entered into that certain Transfer Agreement and Plan of Section 351 Exchange, dated July 19, 1996 (the "Transfer Agreement"), pursuant to which the Company, in a series of related transactions, has acquired all of the outstanding capital stock of Medical Records Corp., an Ohio corporation;

        WHEREAS, the Company desires to employ the Executive as its President and a member of its Office of the Chief Executive on an at will basis, and the Executive desires to serve the Company in such capacities;

        WHEREAS, as an inducement to the Company to consummate the transactions contemplated by the Transfer Agreement, the Executive is willing to agree, on the terms and conditions hereinafter set forth, to refrain from competing with the Company for the period of time specified herein; and

        WHEREAS, the execution and delivery of this Agreement by the Company and the Executive is a condition precedent to the obligations of the Company under the Transfer Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and in the Transfer Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1. EMPLOYMENT. The Company hereby employs the Executive as its President and a member of its Office of the Chief Executive at an annual base salary of $175,000, and the Executive hereby accepts such employment with the Company, on an at will basis on the terms and conditions hereinafter set forth. The Company also agrees to approve an annual performance bonus plan for the benefit of Executive based on the achievement of certain performance criteria.

        2. SEVERANCE. (a) If the Company terminates Executive's employment hereunder "for cause" (as hereinafter defined), all obligations of the Company to provide compensation and benefits to Executive shall immediately cease, other than Executive's right to receive his prorated salary and reimbursement of expenses incurred in accordance with Company policy through the date of such termination. The Company's election to terminate Executive's employment for cause shall be without prejudice to any remedy the Company may have against the Executive for the


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breach or non-performance of any of the provisions of this Agreement. For purposes of this Agreement, "for cause" shall mean:

                (i) Executive's drug or alcohol abuse (as determined by majority vote of a committee of three physicians, one of whom shall be appointed by the Executive, the second shall be appointed by the Company, and the third shall be appointed by the mutual consent of such physicians);

                (ii) termination of the Executive's employment by the Company because of the Executive's inability to perform his duties due to disability or incapacity for a period of 120 or more days, whether or not consecutive, occurring within any period of twelve consecutive months;

                (iii) Executive is indicted or convicted for the commission of a felony;

                (iv) failure by the Executive to obey the reasonable and lawful orders of the Board of Directors or to perform any duties material to his responsibilities as an executive officer of the Company, if such failure is not corrected within 30 days after written notice has been given to the Executive by the Board;

                (v) the resignation, retirement or termination of Executive's employment by the Execution for any reason other than as set forth in Subparagraph (c) below, at any time on or prior to December 31, 1997; or

                (vi) the death of the Executive.

        (b) In the event Executive's employment is terminated by the Company "without cause" (as hereinafter defined), the Company shall pay the Executive severance compensation equal to the sum of one year's base salary at the Executive's then current level, plus an amount equal to any performance bonus paid to Executive during the twelve months immediately preceding the date of termination or accrued by the Company at the direction of the Board of Directors for payment to Executive of a performance bonus for services rendered during such period (collectively the "Severance Payment"); provided, however, if Executive is terminated without cause within one year of the date of this Agreement, the calculation of the Severance Payment shall not include any performance bonuses paid to Executive prior to the consummation of the transactions contemplated in the Transfer Agreement, but shall include an amount equal to any bonus paid after the date of this Agreement, on an annualized basis, and; provided, further, however, if Executive accepts other employment or provides consulting or advisory services within twelve months of the date of termination of his employment, any salary or consulting or advisory fees earned or received by Executive shall offset dollar-for-dollar the Severance Payment. Executive covenants and agrees to immediately notify the Company upon obtaining other employment or if he provides any such consulting or advisory services within twelve months of the date of such termination. Subject to the foregoing, the Severance Payment shall be paid to Executive in twelve substantially equal installments (less legally required deductions) in accordance with the Company's regular payroll cycle for the one year period following the date of termination. No interest shall accrue on or be paid with respect to any portion of such Severance Payment.


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        (c) For purposes of this Agreement, the term "without cause" shall mean termination of Executive's employment by the Company for any reason other than those enumerated in Section 2(a) above as constituting "for cause" including, without limitation, (i) the Company's failure to pay Executive's base salary in accordance with its regular payroll practices, if such failure is not corrected within three business days of the Company's receipt of written notice thereof,
(ii) reduction of Executive's annual rate of base salary as set forth in Section 1 hereof, (iii) Executive's resignation or retirement after December 31, 1997,
(iv) the constructive termination of Executive as the result of actions taken by the Company that result in the removal of Executive from the Board of Directors or as an executive officer of the Company or any material change by the Company in Executive's functions, duties or responsibilities, if such action is not corrected within thirty days of the Company's receipt of written notice from Executive that a constructive termination has occurred; provided, however, the parties hereto agree that any changes in Executive's functions, duties or responsibilities as a result of the termination of the Office of the Chief Executive shall not constitute constructive termination so long as Executive is appointed to serve as Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, President or Chief Operating Officer of the Company; and (v) a decision by the Company to move the Company's principal office to a city other than Cleveland, Ohio, unless Executive elects to continue in the employment of the Company.

        3. NONCOMPETITION. (a) Executive agrees that while employed by the Company and for a three year period following the termination of such employment, Executive will not, without the prior written consent of the Board of Directors of the Company, directly or indirectly: (i) own, manage, operate, control or participate in, or be associated with as a director, officer, shareholder, partner, joint venture, employee, consultant or otherwise, any business which provides medical transcription services or any other services provided or performed by the Company during the term of Executive's employment, which compete, directly or indirectly, with the Company in any city or other geographic area where any business is carried on by the Company or any of its subsidiaries within the twelve month period immediately preceding the termination of his employment (a "Prohibited Business"); (ii) become financially interested in any person or entity engaged in any such Prohibited Business;
(iii) employ or solicit any employee of the Company either to work for him personally or on behalf of any other person or entity whether or not engaged in a Prohibited Business; or (iv) solicit any client or customer of the Company with which Executive had substantial contact or oversight responsibility within the twelve month period immediately preceding the termination of his employment for the provision of services constituting a Prohibited Business. Notwithstanding the foregoing, Executive shall not be deemed to be engaged in a Prohibited Business solely by reason of his ownership of not more than 5% of any class of securities registered under the Securities Act of 1933, as amended, even if the issuer of such class of securities is engaged in a Prohibited Business.

        (b) In connection with the foregoing provisions of this Section 3, the Executive represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Executive further agrees that the limitations set forth in this Section 3 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the businesses of the Company and its subsidiaries. It is understood and agreed that the covenants made by the Executive in this Section 3 shall survive the expiration or termination of this Agreement.

        (c) The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 3 would be inadequate and, therefore, the


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Executive agrees that the Company and any of its subsidiaries shall be entitled to seek injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its subsidiaries from pursuing any other rights and remedies available for any such breach or threatened breach.

        4. INVENTIONS AND CONFIDENTIAL INFORMATION. The Executive hereby covenants; agrees and acknowledges as follows:

        (a) The Company is engaged in a continuous program of research, design, development, production, marketing and servicing with respect to its businesses and that as part of the Executive's employment by the Company the Executive is (or may be) expected to make new contributions and inventions of value to the Company.

        (b) The Executive's employment hereunder creates a relationship of confidence and trust between the Executive and the Company with respect to certain information pertaining to the business of the Company and its subsidiaries or pertaining to the business of any client or customer of the Company or its subsidiaries which may be made known to the Executive by the Company or any of its subsidiaries or by any client or customer of the Company or any of its subsidiaries or learned by the Executive during the period of his employment by the Company.

        (c) The Company possesses and will continue to possess information that has been created, discovered or developed by, or otherwise become known to it (including, without limitation, information created, discovered or developed by, or made known to, the Executive during the period of his employment or arising out of his employment) or in which property rights have been or may be assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential.

        (d) Any and all inventions, products, discoveries, improvements, processes, manufacturing, marketing and service methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registerable under copyright or similar statutes made, developed or created by the Executive (whether at the request or suggestion of the Company, any of its subsidiaries, or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of his employment by the Company which may pertain to the business, products, or processes of the Company or any of its subsidiaries (collectively, hereinafter referred to as "Inventions"), will be promptly and fully disclosed by the Executive to an appropriate executive officer of the Company (other than the Executive) and shall be the Company's exclusive property, and the Executive will promptly execute and/or deliver to an appropriate executive officer of the Company (other than the Executive) without any additional compensation therefor, all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any inventions made, developed or created by him as aforesaid.

        (e) The Executive will keep confidential and will hold for the Company's sole benefit any Invention which is to be the exclusive property of the Company under this Section 4 for which no patent, copyright, trademark or other right or protection is issued.


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        (f) The Executive also agrees that he will not, without the prior written consent of the Board of Directors of the Company (i) use for his benefit or disclose at any time during his employment by the Company, or thereafter, except to the extent required by the performance by him of his duties as an employee of the Company, any confidential or proprietary information obtained or developed by him while in the employ of the Company with respect to any Inventions or with respect to any customers, clients, suppliers, products, employees, financial affairs, or methods of design, distribution, marketing, service, procurement or manufacture of the Company or any of its subsidiaries, or any confidential matter, except information which at the time is generally known to the public other than as a result of disclosure by him not permitted hereunder or the disclosure of which is required by law or by Court Order, or
(ii) take with him upon leaving the employ of the Company any document or paper relating to any of the foregoing or any physical property of the Company or any of its subsidiaries.

        (g) The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 4 would be inadequate and, therefore, agrees that the Company and its subsidiaries shall be entitled to seek injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its subsidiaries from pursuing any other rights and remedies available for any such breach or threatened breach.

        (h) The Executive agrees that upon termination of his employment by the Company for any reason, the Executive shall forthwith return to the Company all documents and other property in his possession belonging to the Company or any of its subsidiaries.

        (i) Without limiting the generality of Section 4 hereof, the Executive hereby expressly agrees that the foregoing provisions of this Section 4 shall be binding upon the Executive's heirs, successors and legal representatives.

        5. SUCCESSORS BOUND; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the Executive, the Company, and their respective successors, assigns, heirs, executors, legal representatives and administrators. Any attempted assignment of this Agreement by the Executive shall be void.

        6. SEVERABILITY. In the event that any one or more of the provisions of this Agreement or any word, phrase, clause, sentence, or other portion thereof shall be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws.

        7. NOTICES. All notices, demands or other communications required to be or otherwise given or made hereunder shall be in writing and shall be deemed given if delivered personally, or mailed overnight delivery service or by registered or certified mail (return receipt requested),



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postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to Executive:        Mr. Edward L. Samek
                                1717 Woodland Avenue
                                Edison, NJ 08820

        If to the Company:      Board of Directors
                                Medifax, Inc.
                                c/o Welsh Carson Anderson & Stowe
                                One World Financial Center, Suite 3601
                                New York, New York 10261

        with a copy to:         Mr. Martin H. Marcus
                                Chairman of the Board
                                The MRC Group
                                3637 Green Road
                                Cleveland, Ohio 44122

All such notices shall be deemed given on the date personally delivered or received.

        8. AGREEMENT NOT TO DISPARAGE. The Company shall not, and shall admonish its officers, directors, employees, agents and affiliates not to say or write anything derogatory about Executive and Executive shall not say or write anything derogatory about the Company, its subsidiaries or their respective officers, directors, employees, agents or affiliates. The parties agree that any violation or threatened violation of any of the provisions of this paragraph shall cause immediate and irreparable harm to the other party and, in such event, an injunction restraining the breaching party from such violation may be entered against such party in addition to any other relief available to the nonbreaching party. In addition to the remedies set forth in the immediately preceding sentence, in the event the Company files suit against the Executive alleging a breach of this covenant not to disparage, all Severance Payments otherwise payable pursuant to Section 2(b) hereof shall be held in abeyance by the Company pending a judicial determination of the allegations. If the court renders a finding that Executive has breached this covenant, Executive shall forfeit his right to such Severance Payments and the Company shall have no further obligation to make any Severance Payments to Executive.

        9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes and cancels any prior agreements, representations, warranties or communications, whether oral or written, among the parties relating to the subject matter hereof.

        10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

        11. AMENDMENT AND MODIFICATION. This Agreement may not be amended or modified, except by the mutual written consent of the parties hereto.


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        12. GOVERNING LAW. This Agreement shall be construed and interpreted according to the substantive laws of the State of Ohio without giving effect to the conflicts of laws provisions thereof.

        13. FEES AND EXPENSES. If legal action (including a request for injunctive relief) is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                             MEDIFAX, INC


                                             By: /s/ Martin H. Marcus
                                                -------------------------------
                                                Martin H. Marcus
                                                Chairman of the Board


                                             EXECUTIVE:


                                             /s/ Edward L. Samek
                                             ----------------------------------
                                             Edward L. Samek







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